RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS

AMENDMENT NO. 2 TO AMENDED OPERATING EXPENSES AGREEMENT

THIS AMENDMENT NO. 2 (this “Amendment”) is made this 31st day of March, 2009, by and between RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS (the “Trust”), a statutory trust organized under the laws of the State of Delaware, and RAINIER INVESTMENT MANAGEMENT, INC. (the “Advisor”), a Washington corporation, with respect to that Amended Expenses Agreement (the “Agreement”) between the Trust and the Advisor dated April 1, 1999, as amended and restated by Amendment No. 1 on December 27, 2005.

This Amendment is for the purpose of adding an additional series of the Trust to the Agreement.

1.  Appendix A to the Agreement is hereby amended in its entirety and replaced with Appendix A attached to this Amendment.

2.  Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all on the day and year first above written.

RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS	RAINIER INVESTMENT MANAGEMENT, INC.

By: _______________________________	By: _______________________________

Title: ______________________________	Title: ______________________________

Appendix A

Fund	Operating Expense Limit	Effective Date

Rainier Small/Mid Cap Equity Portfolio	1.23%	April 1, 2002

Rainier Core Equity Portfolio	1.04%	April 1, 2002

Rainier Balanced Portfolio	0.94%	April 1, 2002

Rainier Intermediate Fixed Income Portfolio	0.45%	April 1, 2002

Rainier Growth Equity Portfolio	0.94%	April 1, 2002

Rainier Mid Cap Equity Portfolio	1.23%	December 27, 2005

Rainier High Yield Portfolio	0.65%	March 31, 2009

RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS	RAINIER INVESTMENT MANAGEMENT, INC.

By: _______________________________	By: _______________________________

Title: ______________________________	Title: ______________________________